UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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SandRidge Energy, Inc.

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The following is a letter sent to SandRidge Energy, Inc. employees on March 5, 2013.

March 5, 2013

Dear Colleagues,

Much of the management team is in New York today at our annual investor day, where we are getting positive feedback on our presentations. Each of you has helped create the “SandRidge story,” and we appreciate your contributions.

As some of you may have seen, there is an open letter advertisement placed by TPG-Axon in today’s Oklahoman. While, as you know, we clearly disagree with many of the things TPG-Axon has said in their fight to take control of the Company, we do agree that SandRidge has a great future and will continue to be an important supporter of the local community. Consider our recent accomplishments:

•	We generated strong results in 2012 including:

¡	20% overall reserve growth and 35% growth in oil reserves

¡	Mississippian production growth of 131% from the fourth quarter of 2011 to the fourth quarter of 2012

¡	Reserves in the Mississippian have increased to 227 MMBoe, a 77% annual growth rate

¡	We have reduced our well costs in the Mississippian by 14%

¡	Our Gulf of Mexico assets are exceeding expectations

•	We are in the strongest financial position, with the lowest leverage ratio, in our history

•	The sale of our Permian Basin assets provided us with liquidity to fund our growth in the high return Mississippian through 2014

Simply put, as we capitalize on the strength of our position in the Mississippian, our outlook has never been better. We recognize that the last few months have involved many distractions and we appreciate your continued focus. Your hard work and efforts are directly responsible for our success and we want to thank each of you for your continued commitment and contributions to the Company.

Your Board and management team remain committed to acting in the best interests of SandRidge, our stockholders, our local communities and you. Our Company is set apart by our track record of working together to create solutions for the benefit of all our stakeholders. Through these efforts, we have become the market leader in the high return Mississippian play and positioned SandRidge for tremendous future success. We look forward to keeping you up to date on our continued progress.

Sincerely,

Tom L. Ward

ADDITIONAL INFORMATION AND WHERE TO FIND IT

On January 18, 2013 the Company filed with the SEC a definitive consent revocation statement in connection with the consent solicitation by TPG-Axon Partners, LP, TPG-Axon Management LP, TPG-Axon Partners GP, L.P., TPG-Axon GP, LLC, TPG-Axon International, L.P., TPG-Axon International GP, LLC, Dinakar Singh LLC, Dinakar Singh, Stephen C. Beasley, Edward W. Moneypenny, Fredric G. Reynolds, Peter H. Rothschild, Alan J. Weber and Dan A. Westbrook (the “TPG-Axon Consent Solicitation”), and has mailed the definitive consent revocation statement and a form of WHITE consent revocation card to stockholders of the Company entitled to execute, withhold or revoke consents relating to the TPG-Axon Consent Solicitation. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE CONSENT REVOCATION STATEMENT, which is available now, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the consent revocation statement and other documents (when available) filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

The Company and certain of its directors and executive officers are participants in the solicitation of consent revocations from the Company’s stockholders in connection with the TPG-Axon Consent Solicitation. Stockholders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 27, 2012, its Quarterly Reports on Form 10-Q for the first three fiscal quarters of the fiscal year ending December 31, 2012, filed on May 7, 2012, August 6, 2012 and November 9, 2012, respectively, and its definitive consent revocation statement, which was filed with the SEC on January 18, 2013. These documents can be obtained free of charge through the website maintained by the SEC at www.sec.gov.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent, Gulf of Mexico, west Texas and Gulf Coast. SandRidge’s internet address is www.sandridgeenergy.com.

SandRidge Energy Contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515